Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of March 20, 2025 (the “Effective Date”), is among AstroNova, Inc., a Rhode Island corporation (the “Borrower”), the Guarantor party hereto, and Bank of America, N.A. (the “Lender”). Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement (as defined below).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of July 30, 2020 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Guarantors party thereto and the Lender;

WHEREAS, the Borrower has requested that the Lender (a) make certain amendments and modifications to the Existing Credit Agreement and (b) waive the Events of Default that have occurred and are continuing under Section 8.01(b) of the Existing Credit Agreement as a result of the Borrower’s failure to comply the maximum Consolidated Leverage Ratio and the minimum Consolidated Fixed Charge Coverage Ratio set forth in Section 7.11 of the Existing Credit Agreement for the Measurement Period ended January 31, 2025 (collectively, the “Specified Events of Default”);

WHEREAS, the Borrower and the Lender wish to (a) amend the Existing Credit Agreement (the Existing Credit Agreement, as so amended by this Agreement, the “Credit Agreement”) and (b) waive the Specified Events of Default, in each case, as set forth herein;

NOW, THEREFORE, in consideration of the premises, agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Section 2. Amendments to the Existing Credit Agreement; Waiver.

(a) The Existing Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ or ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text or double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

(b) Exhibit A to the Existing Credit Agreement is hereby amended and restated in its entirety to read as the corresponding Exhibit A to the Credit Agreement attached hereto as Exhibits A

(c) Subject to the satisfaction of all of the terms and conditions set forth in this Agreement, the Lender hereby waives the Specified Events of Default and agrees that the Specified Events of Default are no longer continuing for purposes of the Amended Credit Agreement and the other Loan Documents. Except for the specific waiver expressly set forth in this Section 2(c), nothing contained herein shall be construed to constitute a waiver of (i) any rights or remedies the Lender may have under the Amended Credit Agreement or any other Loan Document or under applicable Law or (ii) any Loan Party’s obligation to comply fully with, or the Lender’s right to strictly enforce, all duties, terms, conditions, obligations and covenants of the Loan Parties contained in the Amended Credit Agreement and the other Loan Documents. The waiver set forth in this Section 2(c) is a one-time waiver, is effective only with respect to the Specified Events of Default, and does not obligate the Lender to waive any other Default, now existing or hereafter arising, or consent to any departure from any of the terms of the Loan Documents. The waiver, provisions, and agreements set forth in this Agreement shall not establish a custom or course of dealing or conduct between the Lender, on one hand, and the Loan Parties, on the other hand.

(d) In consideration of the Lender’s willingness to enter into this Agreement, each of the Loan Parties hereby releases and forever discharges the Lender and each of its Related Parties affiliates from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case, to the extent arising in connection with the Loan Documents or the Obligations or any of the negotiations, activities, events or circumstances arising out of or in any way related to the Loan Documents or the Obligations and existing on the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any of the Lender or any of its Related Parties.

Section 3. Conditions to Effectiveness. This Agreement shall become effective on the Effective Date upon satisfaction of the following conditions:

(a) The Lender’s receipt of this properly executed Agreement, duly executed by the Borrower, the Guarantor party hereto, and the Lender.

(b) The Lender’s receipt of a 13-week forecast of cash flows for the Borrower and its Domestic Subsidiaries on a Consolidated basis for the period commencing March 1, 2025, in form and substance satisfactory to the Lender.

(c) The Borrower shall have paid in full (i) all fees owing to the Lender pursuant to any fee letter entered into in connection with this Agreement and (ii) all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and expenses of counsel to the Lender) incurred by the Lender in connection with the transactions contemplated hereby.

(d) All other documents and legal matters, including all due diligence, whether related to legal, insurance, tax, flood, or otherwise, in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender and its counsel.

Section 4. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary action (including all necessary action of its board of directors and all necessary action, if any, of its shareholder(s)) to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Agreement, other than (i) any of the foregoing that has already been obtained or made, (ii) filings to perfect or otherwise evidence security interests, mortgages or other Liens in the Collateral and (iii) filings with the SEC in connection with the Loan Parties’ disclosure obligations under securities laws.

(d) Each of the representations and warranties set forth in Article V of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of this Agreement (after giving effect hereto), except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement; provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (ii) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) without duplication of such materiality qualifiers as of such date or such earlier date, as applicable.

(e) Other than the Specified Events of Default, no event has occurred and is continuing which constitutes a Default.

(f) The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Lender, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.

Section 5. Acknowledgments and Affirmations of the Loan Parties. Each Loan Party hereby ratifies the Credit Agreement and expressly acknowledges the terms of this Agreement and confirms and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party as in effect immediately after giving effect to this Agreement and the transactions contemplated hereby and thereby, and agrees it is bound by all terms of the Credit Agreement applicable to it and agrees to observe and fully perform its respective Obligations, (ii) its respective guarantee, if any, pursuant to Article IX of the Credit Agreement and (iii) its grant of Liens on the Collateral to secure its Secured Obligations pursuant to the Collateral Documents.

Section 6. Other. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed (a) that each reference in each Loan Document to the Original Credit Agreement or the Existing Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement and (b) that this Agreement is a Loan Document.

Section 7. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE JURISDICTION, SERVICE OF PROCESS AND WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN SECTIONS 10.13 AND 10.14 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AGREEMENT AND SHALL APPLY MUTATIS MUTANDIS HERETO.

Section 8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9. Electronic Execution; Counterparts. Subject to Section 10.17 of the Credit Agreement, this Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. The authorization under this Section 9 may include use or acceptance by the Lender of a manually signed paper copy of this Agreement which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed copy of this Agreement converted into another format, for transmission, delivery and/or retention.

Section 10. Further Assurances. Each Loan Party agrees to promptly take such action, upon the request of the Lender, as is necessary to carry out the intent of this Agreement.

Section 11. No Actions, Claims, etc. As of the date hereof, each Loan Party hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Lender or the Lender’s respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Existing Credit Agreement on or prior to the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed under seal on the date first above written.

BORROWER:	ASTRONOVA, INC., a Rhode Island corporation

	By:	/s/ Thomas DeByle
	Name:	Thomas D. DeByle
	Title:	Vice President, Chief Financial Officer and Treasurer

GUARANTOR:	ASTRO MACHINE CORPORATION, a Delaware corporation

	By:	/s/ Thomas DeByle
	Name:	Thomas D. DeByle
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Fourth Amendment

LENDER:	BANK OF AMERICA, N.A., as the Lender

	By:	/s/ Timothy J. Waltman
	Name:	Timothy J. Waltman
	Title:	Senior Vice President

Signature Page to Fourth Amendment

ANNEX A

AMENDED CREDIT AGREEMENT

[see attached]

Conformed through the First Amendment, dated as of March 24, 2021;

LIBOR Transition Amendment, dated as of December 14, 2021;

Second Amendment, dated as of August 4, 2022;

~~and~~ Third Amendment, dated as of May 6, 2024;

and Fourth Amendment, dated as of March 20, 2025

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 30, 2020

among

ASTRONOVA, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors

and

BANK OF AMERICA, N.A.,

as the Lender

i

Article IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	61

4.01	Conditions of Initial Credit Extension	61
4.02	Conditions to all Credit Extensions	63

Article V	REPRESENTATIONS AND WARRANTIES	64

5.01	Existence, Qualification and Power	64
5.02	Authorization; No Contravention	65
5.03	Governmental Authorization; Other Consents	65
5.04	Binding Effect	65
5.05	Financial Statements; No Material Adverse Effect	65
5.06	Litigation	66
5.07	No Default	66
5.08	Ownership of Property	66
5.09	Environmental Compliance	66
5.10	Maintenance of Insurance	67
5.11	Taxes	67
5.12	ERISA Compliance	67
5.13	Margin Regulations; Investment Company Act	68
5.14	Disclosure	68
5.15	Solvency	69
5.16	Casualty, Etc.	69
5.17	Sanctions Concerns and Anti-Corruption Laws	69
5.18	Responsible Officers	69
5.19	Subsidiaries; Equity Interests; Loan Parties	69
5.20	Collateral Representations	70
5.21	EEA Financial Institutions	71
5.22	Intellectual Property; Licenses, Etc.	71
5.23	Labor Matters	72
5.24	Representations as to Foreign Obligors	72
5.25	Borrower Loan Documents	73
5.26	Beneficial Ownership	73
5.27	Regulation H	73

Article VI	AFFIRMATIVE COVENANTS	73

6.01	Financial Statements	73
6.02	Certificates; Other Information	74
6.03	Notices	76

6.04	Payment of Obligations	77
6.05	Preservation of Existence, Etc.	77
6.06	Maintenance of Properties	77
6.07	Maintenance of Insurance	77
6.08	Compliance with Laws	78
6.09	Books and Records	78
6.10	Inspection Rights	78
6.11	Use of Proceeds	79
6.12	[Reserved]	79
6.13	Covenant to Guarantee Obligations	79
6.14	Covenant to Give Security	79
6.15	Further Assurances	80
6.16	Post-Closing Conditions	81
6.17	Compliance with Environmental Laws	81
6.18	Preparation of Environmental Reports	81
6.19	Approvals and Authorizations	82
6.20	Anti-Corruption Laws	82
6.21	[Reserved]	82
6.22	Pari Passu Ranking	82
6.23	KYC Cooperation	82

Article VII	NEGATIVE COVENANTS	82

7.01	Liens	83
7.02	Indebtedness	84
7.03	Investments	86
7.04	Fundamental Changes	87
7.05	Dispositions	87
7.06	Restricted Payments	88
7.07	Change in Nature of Business	89
7.08	Transactions with Affiliates	89
7.09	Burdensome Agreements	89
7.10	Use of Proceeds	89
7.11	Financial Covenants	90
7.12	[Reserved]	90
7.13	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	90

7.14	Sale and Leaseback Transactions	91
7.15	Prepayments, Etc. of Indebtedness	91
7.16	Sanctions	91
7.17	Anti-Corruption Laws	91
7.18	AstroNova Aerospace, Inc.	91

Article VIII	EVENTS OF DEFAULT AND REMEDIES	91

8.01	Events of Default	91
8.02	Remedies upon Event of Default	93
8.03	Application of Funds	94

Article IX	CONTINUING GUARANTY	94

9.01	Guaranty	94
9.02	Rights of Lender	95
9.03	Certain Waivers	95
9.04	Obligations Independent	96
9.05	Subrogation	96
9.06	Termination; Reinstatement	96
9.07	Stay of Acceleration	96
9.08	Condition of Borrower	97
9.09	Appointment of Borrower	97
9.10	Right of Contribution	97
9.11	Keepwell	97

Article X	MISCELLANEOUS	97

10.01	Amendments, Etc.	97
10.02	Notices; Effectiveness; Electronic Communications	98
10.03	No Waiver; Cumulative Remedies; Enforcement	99
10.04	Expenses; Indemnity; Damage Waiver	99
10.05	Payments Set Aside	100
10.06	Successors and Assigns	100
10.07	Treatment of Certain Information; Confidentiality	101
10.08	Right of Setoff	101
10.09	Interest Rate Limitation	102
10.10	Counterparts; Integration; Effectiveness	102
10.11	Survival of Representations and Warranties	103
10.12	Severability	103
10.13	Governing Law; Jurisdiction; Etc.	103

10.14	Waiver of Jury Trial	104
10.15	Subordination	105
10.16	No Advisory or Fiduciary Responsibility	105
10.17	Electronic Execution	105
10.18	USA PATRIOT Act Notice	106
10.19	ENTIRE AGREEMENT	106
10.20	Judgment Currency	106
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	107
10.22	Acknowledgement Regarding Any Supported QFCs	107

v

BORROWER PREPARED SCHEDULES

Schedule 1.01(b)	Responsible Officers
Schedule 1.01(c)	Fiscal Quarters
Schedule 5.10	Insurance
Schedule 5.12	Pension Plans
Schedule 5.19(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.19(b)	Loan Parties
Schedule 5.20(b)	Intellectual Property
Schedule 5.20(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.20(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.20(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.20(e)	Commercial Tort Claims
Schedule 5.20(f)	Pledged Equity Interests
Schedule 5.20(g)(i)	Mortgaged Properties
Schedule 5.20(g)(ii)	Other Properties
Schedule 6.14	Excluded Accounts; Danish Foreign Account
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

LENDER PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(d)	Mortgaged Property Support Documentation
Schedule 2.10	Day Basis for Alternative Currencies

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Permitted Acquisition Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Notice of Loan Prepayment

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 30, 2020, among ASTRONOVA, INC., a Rhode Island corporation (the “Borrower”), the Guarantors (defined herein), and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower entered into that certain Credit Agreement dated as of February 28, 2017 by, among others, the Borrower, the guarantors party thereto and the Lender (as amended, restated, supplemented, or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, immediately prior to the effectiveness of this Agreement, the outstanding principal amount of Revolving Loans (under as defined in the Existing Credit Agreement) is $11,500,000 (the “Existing Revolver Outstandings”); the aggregate principal amount of the Danish Term Loan (under and as defined in the Existing Term Loan) is $4,232,000 (the “Existing Danish Term Loan”), and the aggregate principal amount of the U.S. Term Loan (under and as defined in the Existing Credit Agreement) is $6,000,000 (the “Existing U.S. Term Loan”, and, together with the Existing Danish Term Loan and the Existing Revolver Outstandings, the “Existing Outstandings”) (after giving effect to the prepayment of the Existing U.S. Term Loan on the Closing Date, in an aggregate principal amount of $1,500,000);

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4.01 hereof; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“Alternative Currency” means each of the following currencies: Sterling, Euros, Canadian Dollars and Danish Krone, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Lender pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Lender pursuant to Section 1.09(a).

provided, that, if any Alternative Currency Daily Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Lender by reference to Reuters (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Lender using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Commitment and $15,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitment.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “Term CORRA Rate”) that is two (2) Business Days prior to the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period;

(c) denominated in Danish Krone, the rate per annum equal to the Copenhagen Interbank Offered Rate (“CIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

provided, that, if any Alternative Currency Term Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.

“Applicable Rate” means, (i) for any day ~~on or~~ prior to the ~~Third~~Fourth Amendment Effective Date, the rate per annum for such day set forth in this Agreement before giving effect to the ~~Third~~Fourth Amendment and (ii) commencing on the ~~Third~~Fourth Amendment Effective Date and thereafter, (x) for any day on or prior to the date on which the Compliance Certificate for the Fiscal Quarter ending on July 31, ~~2024~~2025 has been delivered to the Lender, the rate per annum set forth below for Level ~~4~~6 and (y) thereafter, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Level	Consolidated Leverage Ratio	Term SOFR / Alternative Currency Daily Rate / Alternative Currency Term Rate	Letter of Credit Fees	Base Rate	Commitment Fee
1	< 0.50:1	160 bps	160 bps	60 bps	15 bps
2	>0.50:1 but < 1.25:1	185 bps	185 bps	85 bps	20 bps
3	>1.25:1 but < 2.00:1	210 bps	210 bps	110 bps	25 bps

4	> 2.00:1 but < 2.75:1	230 bps	230 bps	130 bps	30 bps
5	> 2.75:1 but < 3.50:1	250 bps	250 bps	150 bps	35 bps
6	>3.50:1	285 bps	285 bps	185 bps	40 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level ~~5~~6 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Astro Machine” means Astro Machine Corporation, a Delaware corporation.

“Astronova Portugal” means the Borrower’s Subsidiary Astronova Portugal, Unipessoal, Lda., a Portuguese private limited company.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for each of the fiscal years ended January 31, 2018, January 31, 2019 and January 31, 2020 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorization to Share Insurance Information” means the authorization in form and substance satisfactory to the Lender (or such other form as required by each of the Loan Party’s insurance companies).

“Availability” means, on any date of determination, the Revolving Commitments then applicable minus the aggregate amount of Revolving Borrowings then outstanding.

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitment pursuant to Section 2.06, and (iii) the date of termination of the Revolving Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus one percent (1.00%); and if the Base Rate shall be less than one half of one percent (0.50%), such rate shall be deemed one half of one percent (0.50%) for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans are only available to the Borrower and shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing, a Term Borrowing, or the Term A-2 Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Lender’s Office is located; provided, that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative

Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” and “CAD” means the lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations, and excluding Acquisitions).

“Capitalized Leases” means all leases that have been or should be, subject to Section 1.03(b) hereof, recorded as capitalized leases in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Flow Forecast Delivery Date” means each date that is forty-five (45) days after the end of each calendar month.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued, or implemented.

“Change of Control” means an event or series of events by which

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means July 30, 2020.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any related Mortgaged Property Support Documents, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

“Commitment” means of the Term Commitment, the Term A-2 Commitment, or the Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SONIA, EURIBOR, Term CORRA, Term CORRA Rate, CIBOR, or any proposed Successor Rate for any currency, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “SONIA”, “EURIBOR”, Term CORRA”, “Term CORRA Rate”, “CIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, and the day basis for calculating interest for an Alternative Currency listed on Schedule 2.10) as may be appropriate, in the discretion of the Lender (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice for such Agreed Currency (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, all Capital Expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Borrower and its Subsidiaries.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (v) in connection with any Permitted Acquisition, all reasonable transaction fees, costs, charges and expenses incurred before or within 120 days following the consummation of such acquisition in the aggregate amount not to exceed $1,000,000 per four Fiscal Quarter period, (vi) all reasonable transaction fees, costs, charges and expenses (including reimbursements of expenses incurred by the Lender) incurred in connection with the Third Amendment or any other amendment, waiver or other modification of this Agreement or any other Loan Document, and (vii) ~~fees~~cash losses, expenses and charges ~~(whether cash or non-cash)~~ incurred in connection with ~~the termination of any derivative or hedging financial instrument~~restructuring activities in an amount not to exceed $2,000,000 during the Fiscal Year ending January 31, ~~2021~~2026 as approved by the Lender in its sole discretion, less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all non-financed cash Consolidated Capital Expenditures, provided that, Capital Expenditures of the Borrower and its Subsidiaries incurred in connection with the implementation of new enterprise resource planning software and systems not to exceed an aggregate amount of $2,500,000 shall be excluded from the deduction in this clause (a)(ii), less (iii) Restricted Payments by the Borrower or any Subsidiary paid in cash (other than any Restricted Payment made pursuant to Section 7.06(a)(i)), less (iv) the aggregate amount of all federal, state, local and foreign income taxes paid in cash less (v) Royalty Payments to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, and (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding Consolidated Funded Indebtedness or regularly scheduled principal payments on Consolidated Funded Indebtedness, but for purposes of this clause (b), the following shall be excluded: (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period and (y) for avoidance of doubt, (A) any such intercompany payments made in connection with the closing of this Agreement to refinance the Existing Danish Term Loan or in respect of the termination of hedging arrangements previously entered into by the Borrower or any of its Subsidiaries with respect to the Existing Term Loans, (B) the Closing Date Prepayment, and (C) payments by the Borrower and its Subsidiaries to the Lender or its affiliates in respect of the termination of hedging arrangements previously entered into by the Borrower or any of its Subsidiaries with respect to the Existing Term Loans; provided, that, notwithstanding anything herein to the contrary, for purposes of clause (b)(ii) above, regularly scheduled principal payments of the Term A-2 Facility for the fiscal quarters ended October 31, 2023, January 31, 2024, April 30, 2024 shall be deemed to equal € 583,333 for each such fiscal quarter.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) except with respect to any amount thereof that has become fixed, due and payable and remains unpaid, the MTEX Deferred Purchase Price and Earnouts); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. Notwithstanding the foregoing, solely for purposes of calculating compliance with the financial covenants set forth in Section 7.11, Consolidated Funded Indebtedness shall not include Indebtedness permitted by Section 7.02(g) hereof unless and until such Indebtedness is confirmed to be unforgivable pursuant to the terms of the Paycheck Protection Program (in which case the amount thereof included shall be limited to the principal amount thereof so confirmed to be unforgivable).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period. Notwithstanding the foregoing, solely for purposes of calculating compliance with the financial covenants set forth in Section 7.11, interest premium payments, debt discount, fees, charges and related expenses relating to Indebtedness described in Section 7.02(g) shall be excluded unless and until such Indebtedness is confirmed to be unforgivable pursuant to the terms of the Paycheck Protection Program (in which case the amount(s) thereof included shall be limited to the amount(s) thereof so confirmed to be unforgivable).

“Consolidated Interim Fixed Charge Coverage Ratio” means, as of any date of determination, the Consolidated Fixed Charge Coverage Ratio for the applicable Interim Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses and charges for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount as described in clause (b) of this proviso). Notwithstanding the foregoing, solely for the purpose of calculating compliance with the financial covenants set forth in Section 7.11 of this Agreement, Consolidated Net Income shall not include or be increased by the amount of any cancellation of Indebtedness described in Section 7.02(g) that is forgiven.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) the amounts of all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) the amounts of all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower or any Subsidiary shall be valued in accordance with GAAP.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.22.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Term Loan” has the meaning specified in Section 2.01(a).

“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Danish Foreign Accounts” has the meaning specified in Section 6.14(d).

“Danish Krone” means the lawful currency of Denmark.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02(a) through (m).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2.00%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2.00%), in each case, to the fullest extent permitted by applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Lender” shall have the meaning set forth in Section 3.02(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by the Borrower or any Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, on or prior to the date that is 181 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above (other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case at any time on or prior to the date that is 180 days after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments (other than distributions permitted pursuant to Section 7.06(e)) prior to the date that is 181 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation, expiration or Cash Collateralization of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” or “Divide” shall mean, in the event a Loan Party is a limited liability company, (a) the division of any such Loan Party into two or more newly formed limited liability companies (whether or not such Borrower is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Alternative Currency last provided (either by publication or otherwise provided to the Lender) by the applicable Reuters source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion. Any determination by the Lender pursuant to clauses (b) or (c) of this definition shall be conclusive absent manifest error.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” has the meaning assigned to it by 15 USC §7006.

“Electronic Signature” has the meaning assigned to it by 15 USC §7006.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lender in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lender of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Lender (in the case of any Loans or Letters of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lender or (d) no longer a currency in which the Lender is willing to make such Credit Extensions (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Lender shall promptly notify the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Lender, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by a Loan Party of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition or any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (g) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Escrow Account” means any escrow account created in connection with the purchase price escrow arrangements contemplated by the acquisition agreements for the Jetson Acquisition or any other Permitted Acquisition.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means, with respect to any Loan Party, (a) (i) any owned real property (other than Material Real Property), (ii) any leased real property, and (iii) the Real Estate located at 630 Lively Boulevard, Elk Grove Village, Illinois 60077; (b) unless requested by the Lender, any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (c) unless requested by Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code; (d) unless requested by Lender if an Event of Default has occurred and is continuing, the Equity Interests of any Immaterial Subsidiary, (e) any Escrow Account.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes, imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable to the Lender immediately before it changed its lending office, or (c) Taxes attributable to the Lender’s failure to comply with Section 3.01(d).

“Existing Credit Agreement” has the meaning assigned to such term in the Preamble hereto.

“Existing Obligations” has the meaning assigned to such term in the Preamble hereto.

“Existing Revolving Commitments” has the meaning assigned to such term in the Preamble hereto.

“Existing Revolving Loans” has the meaning assigned to such term in the Preamble hereto.

“Existing Term Loans” has the meaning assigned to such term in the Preamble hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business constituting proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments (to the extent that such indemnity payments or purchase price adjustments are received in connection with an acquisition that was financed with the proceeds of any Loans); provided, however, that an Extraordinary Receipt shall not include (a) cash receipts from proceeds of insurance, indemnity payments or purchase price adjustments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto or (b) with respect to proceeds of insurance, to the extent that the amounts so received are applied within one hundred eighty (180) days of receipt of such amounts for the purpose of repairing or remedying the condition giving rise to the claim for insurance or to replace the affected property or assets with assets used or useful in the business of such Person.

“Facility” means the Term Facility, the Term A-2 Facility, or the Revolving Facility, as the context may require.

“Facility Office” means the office designated by the Lender through which the Lender will perform its obligations under this Agreement.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement dated as of the Closing Date, between the Borrower and the Lender, as amended, modified, supplemented or restated from time to time.

“First Amendment Effective Date” means March 24, 2021.

“Fiscal Quarter” means each fiscal quarter of the Borrower, as set forth on Schedule 1.01(c) attached hereto, as it may be updated from time to time in any Compliance Certificate.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Accounts” means the deposit accounts and the securities accounts held by the Borrower outside of the United States.

“Foreign Cash Equivalents” means Investments denominated in Dollars, Canadian Dollars, Sterling, Euro or Danish Krone wholly owned by any of the Foreign Subsidiaries free and clear of all Liens (other than Permitted Liens) and not guaranteed by any member of the Group in: (a) certificates of deposit maturing within one year after the date of acquisition thereof and issued by a bank or financial institution that (i) is organized under the laws of the United Kingdom, Canada, the Republic of Ireland, Denmark, France or Germany, (ii) which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $1,000,000,000; (b) readily marketable debt obligations issued or directly and fully guaranteed by the government of the United Kingdom, Canada, the Republic of Ireland, Denmark, France or Germany, or by any agency or instrumentality of any of them having an equivalent credit rating, maturing within twelve (12) months from the date of acquisition thereof and not convertible or exchangeable to any other security; provided that the full faith and credit of such foreign country is pledged in support thereof and that obligations issued by such foreign country, agency or instrumentality are rated at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P; (c) commercial paper not convertible or exchangeable to any other security for which a recognised trading market exists issued by any Person organized under the laws of the United Kingdom, Canada, the Republic of Ireland, Denmark, France or Germany which matures within one year after the date of acquisition thereof and which has a credit rating of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P; or (d) money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above which have a credit rating of at least “Prime-1” (or the then equivalent grade) by Moody’s, at least “F1” (or the then equivalent grade) by Fitch Ratings Ltd or at least “A-1” (or the then equivalent grade) by S&P, in each case to the extent that investment can be turned into cash on not more than 30 days’ notice.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment” means the Fourth Amendment to Amended and Restated Credit Agreement, dated as of the March 20, 2025, among the Borrower, the Guarantors party thereto, and the Lender.

“Fourth Amendment Effective Date” means the “Effective Date” (as defined in the Fourth Amendment).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower that are parties to this Agreement as Guarantors and any other Subsidiaries of the Borrower as may from time to time become a party to this Agreement as a Guarantor pursuant to Section 6.13, and (b) the Borrower with respect to Secured Obligations owing by any Loan Party arising under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary of the Borrower as to which, as of any relevant date of determination, (a) the consolidated total assets of such Subsidiary do not exceed an amount equal to 5.0%

of the consolidated total assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal quarter and (b) the revenues of such Subsidiary for such fiscal quarter do not exceed an amount equal to 5.0% of the consolidated revenues of the Borrower and its Subsidiaries for such quarter; provided that Immaterial Subsidiaries shall not account for, in the aggregate, (i) more than 10% of such consolidated total assets, or (ii) more than 10% of such consolidated revenues, each as described in the previous sentence.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all Disqualified Equity Interests of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. In calculating “Indebtedness” hereunder, Indebtedness described in Section 7.02(g) shall be excluded unless and until such Indebtedness has been confirmed to be unforgivable (in which case the amount thereof included shall be limited to the amount thereof so confirmed to be unforgivable) in accordance with the Paycheck Protection Program; provided, however, that any cash interest payments actually paid on such Indebtedness shall be included in calculation of interest payments on Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Maturity Date of the Facility under which such Loan was made; (c) as to any Alternative Currency Daily Rate Loan, the first Business Day of each month and the Maturity Date of the Facility under which such Loan was made and (d) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided however, that if any Interest Period for an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.

“Interest Period” means, as to each Term SOFR Loan or Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one (1), three (3) or, except with respect to Alternative Currency Term Rate Loans denominated in Canadian Dollars, six (6) months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Loan Notice, provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interim Measurement Period” means, at any date of determination, all completed Fiscal Quarters during the period from November 3, 2024 through such date of determination (or, for purposes of determining compliance on a Pro Forma Basis, all completed Fiscal Quarters during the period from November 3, 2024 through such date of determination for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b)).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person consisting of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Jetson Acquisition” means (i) the purchase by the Borrower or one of its Affiliates of all of the equity interests of Astro Machine pursuant to the Equity Interest Purchase Agreement dated as of or about the date hereof between the Borrower, Astro Machine and GSND Holding Corporation, (ii) the purchase by Astro Machine of certain real property holdings of Selak Real Estate Limited Partnership pursuant to the Purchase and Sale Agreement dated as of or about the date hereof between Astro Machine as buyer and Selak Real Estate Limited Partnership as seller and (iii) any related transactions contemplated by the foregoing agreements. The Jetson Acquisition shall be deemed to be a Permitted Acquisition for all purposes under this Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.13.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means Bank of America, N.A. (or any of its designated branch offices or affiliates) and its successors and assigns. The term “Lender” shall include any Designated Lender.

“Lender’s Office” means, with respect to any currency, the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, collateral deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the unrestricted cash and Cash Equivalents of the Borrower.

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Term Loan, the Term A-2 Loan, or a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Collateral Documents, (d) the Fee Letter, (e) each Issuer Document, (f) each Joinder Agreement, (g) any promissory notes executed by the Borrower in favor of the Lender, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12, and (i) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Cost” means any amount incurred periodically by the Lender during the term of the Facility which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which the Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Real Property” has the meaning specified in Section 6.14(b).

“Maturity Date” means (a) with respect to the Revolving Facility, August 4, 2027, (b) with respect to the Term Facility, August 4, 2027, and (c) with respect to the Term A-2 Facility, August 4, 2027; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, (a) the most recently completed four (4) ~~fiscal quarters of the Borrower~~Fiscal Quarters (or, for purposes of determining compliance on a Pro Forma Basis, the most recently completed four (4) ~~fiscal quarters of the Borrower~~Fiscal Quarters for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b)) or (b) solely with respect to any determination of the Consolidated Interim Fixed Charge Coverage Ratio, the applicable Interim Measurement Period.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i) or (a)(ii), an amount equal to one hundred five percent (105%) of the Outstanding Amount of all L/C Obligations, and (d) otherwise, an amount equal to one hundred five percent (105.0%) of the Outstanding Amount of all applicable Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Lender (or a trustee for the benefit of the Lender) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance satisfactory to the Lender, including without limitation, that certain Open-End Mortgage Deed to Secure Present and Future Loans under Chapter 25 of Title 34 of the Rhode Island General Laws, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the Closing Date made by the Borrower in favor of the Lender, as amended, modified, supplemented or restated from time to time.

“Mortgaged Property” means any owned property of a Loan Party listed on Schedule 5.20(g)(i) and any other owned real property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Lender in accordance with the terms of this Agreement.

“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the deliveries and documents described on Schedule 1.01(d) attached hereto.

“MTEX” means MTEX NEW SOLUTION S.A., a Portuguese joint stock company with limited liability, which, following the completion of the MTEX Acquisition, will become a Subsidiary of the Borrower.

“MTEX Acquisition” means the purchase of all of the shares of MTEX by Astronova Portugal pursuant to the MTEX Acquisition Agreement. The MTEX Acquisition shall be deemed to be a Permitted Acquisition for all purposes under this Agreement.

“MTEX Acquisition Agreement” means the Share Purchase Agreement dated May 4, 2024 for the sale and purchase of 100% of the issued and outstanding shares in MTEX between Astronova Portugal, as purchaser, the Borrower, as first guarantor, Effort Premier Solutions Lda, as seller, and Eloi Serafin Alves Fereira, as second guarantor.

“MTEX Deferred Purchase Price and Earnouts” means collectively, the purchase price holdbacks and any other deferred purchase price payments and the earnouts owed by the Borrower, Astronova Portugal or any other Subsidiary in connection with the MTEX Acquisition as set forth in the MTEX Acquisition Agreement as of the Third Amendment Effective Date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, provided that with respect to any Disposition or Involuntary Disposition, and (d) so long as no Event of Default exists, all money actually reinvested within one hundred eighty (180) days of receipt of such cash proceeds to replace the affected assets with assets used or useful in the business, or repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, as applicable, and in each case, only if such proceeds are held in a deposit account subject to the control of Lender until such proceeds are actually applied to replace, repair or reconstruct such property, as the case may be (with such proceeds remaining in such deposit account after the one hundred eighty (180) period day set forth above constituting Net Cash Proceeds received by a Loan Party immediately after the expiration of such period).

“New Term Loan” has the meaning specified in Section 2.01(a).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to the Lender, any Taxes now or hereafter imposed as a result of a present or former connection between the Lender and the jurisdiction (or any political subdivision thereof) imposing such charge (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future documentary, stamp, court, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, any Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, the Term A-2 Loan, and Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, the Term A-2 Loan, and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant Register” has the meaning set forth in Section 2.14(b).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means (x) the MTEX Acquisition and (y) any other Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Default shall then exist or would exist after giving effect thereto;

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance;

(c) the Lender shall have received (or shall receive within 30 days after the closing of such Acquisition) a first priority perfected security interest (subject only to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.13 and the Target, if a Person, (i) shall become a wholly-owned Subsidiary of a Loan Party and, if the Target is a Foreign Subsidiary, the Loan Parties shall comply with the limitations set forth in Section 7.03 and (ii) shall, within 30 days after the closing of such Acquisition, a Joinder Agreement in accordance with the terms of Section 6.13; provided that, for the avoidance of doubt, if the Target is not a Domestic Subsidiary, the Lender shall have received a security interest only to the extent required by the terms of Section 6.13;

(d) other than with respect to the MTEX Acquisition, the Lender shall have received at least twenty (20) days prior to the consummation of such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, in each case that ended at least, in the case of such annual financial, 120 days, or in the case of any such quarterly financial statements, 60 days prior to the date of consummation of such Acquisition, (iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, a certificate substantially in the form of Exhibit D, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e) the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0;

(f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(g) after giving effect to such Acquisition and any Borrowings made in connection therewith, the aggregate Liquidity plus Availability shall be in the aggregate at least $5,000,000;

(h) the Cost of Acquisition paid by the Loan Parties and their Subsidiaries (i) in connection with any single Acquisition consummated after the Second Amendment Effective Date (other than the MTEX Acquisition) shall not exceed $2,000,000 and (ii) for all Acquisitions (other than the MTEX Acquisition) made during the term of this Agreement from and after the Second Amendment Effective Date shall not exceed $4,000,000; and

(i) the closing of such Acquisition shall occur on or after January 31, 2021~~.~~; and

(j) for any Acquisition following the Fourth Amendment Effective Date, the Consolidated Leverage Ratio shall have been less than 3.00 to 1.00 and the Consolidated Fixed Charge Coverage Ratio shall have been greater than 1.25 to 1.00, in each case, for the Measurement Periods ending as of the last day of at least two (2) consecutive Fiscal Quarters following the Fourth Amendment Effective Date.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiaries, provided that (a) if the transferor is a U.S. Loan Party the transfer must be to a U.S. Loan Party or the transfer must be otherwise permitted as an Investment by Section 7.03, (b) if the transferor is a Foreign Obligor the transfer must be to a Loan Party or the transfer must be an Investment otherwise permitted by Section 7.03, (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of cash or Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Closing Field Exam” has the meaning assigned to such term in Section 6.16(c).

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business, for any Acquisition or for any Restricted Payment, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.22.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Lender); provided, that, to the extent such market practice is not administratively feasible for the Lender, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Lender.

“Register” has the meaning specified in Section 2.14(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Rate” means, with respect to any Loan denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollar, the Term CORRA Rate, and (e) Danish Krone, CIBOR, as applicable, and in each case, including any Successor Rate thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans, the Term A-2 Loan, or Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer or any other employee or director or other representative of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer, employee, director or other representative shall be conclusively presumed to have acted on behalf of such Loan Party and not in such person’s individual capacity. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Restricted Payments Conditions” means, for any Restricted Payment and after giving effect thereto, that (a) no Default or Event of Default has occurred and is continuing, (b) the Loan Parties are in Pro Forma Compliance with the financial covenants set forth in Section 7.11(b) and (c) (to the extent then in effect), (c) the Consolidated Leverage Ratio (determined on a Pro Forma Basis) shall not exceed 3.00 to 1.00 and (d) Liquidity plus Availability is equal to at least $5,000,000.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iv) such additional dates as the Lender shall determine; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Lender shall determine.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b) and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03. The Revolving Commitment for the period from the Closing Date until the First Amendment Effective Date shall be $10,000,000, the Revolving Commitment for the period from the First Amendment Effective Date until the Second Amendment Effective Date shall be $22,500,000, the Revolving Commitment for the period from the Second Amendment Effective Date until the Third Amendment Effective Date shall be $25,000,000, the Revolving Commitment for the period commencing on the Third Amendment Effective Date until the Revolving Commitment Reduction Date shall be $30,000,000, and the Revolving Commitment commencing on the Revolving Commitment Reduction Date and thereafter shall be $25,000,000, in each case, during the Availability Period, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Reduction” has the meaning specified in Section 2.06(b)(iii).

“Revolving Commitment Reduction Date” means January 31, 2025.

“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Prepayment Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Royalty Payments” means the sum of (a) the amounts of royalty payments to Honeywell International, Inc. or its affiliates as indicated in respect of the relevant Measurement Period on Schedule 7.11(b), and (b) any other similar royalty payments which have not been otherwise deducted in the determination of Net Income due during the relevant Measurement Period.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment to Amended and Restated Credit Agreement, dated as of August 4, 2022, relating to this Agreement.

“Second Amendment Effective Date” means August 4, 2022.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required or not prohibited under Article VI or VII between any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.

“Secured Obligations” means (a) all Obligations, (b) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Secured Obligations of a the Borrower and each Guarantor shall exclude any Excluded Swap Obligations with respect to such Person.

“Secured Parties” means, collectively, the Lender (including any Designated Lenders) the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements and the Indemnitees.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” mean 0.10% (10 basis points).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% (3.26 basis points) per annum.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person or group of Persons taken together on a Consolidated basis on any date of determination, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group, (b) the present fair saleable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured, (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay such debts and liabilities as they mature, (d) such Person or group is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s or group’s property would constitute an unreasonably small capital, and (e) such Person or group is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Subordinated Debt” means Indebtedness incurred by any Loan Party which by its terms (a) is subordinated in right of payment to the prior payment of the Secured Obligations and (b) contains other terms, including without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects acceptable to the Lender in its sole discretion.

“Subordinated Debt Documents” means all agreements (including without limitation intercreditor agreements, instruments and other documents) pursuant to which Subordinated Debt has been or will be issued or otherwise setting forth the terms of any Subordinated Debt.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Supported QFC” has the meaning specified in Section 10.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority and all interest, penalties, additions to tax or similar liabilities with respect to such taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges.

“Term A-2 Borrowing” means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.01(c).

“Term A-2 Commitment” means the Lender’s obligation to make the Term A-2 Loan to the Borrower pursuant to Section 2.01(c). The Term A-2 Commitment on the Third Amendment Effective Date shall be €14,000,000.

“Term A-2 Facility” means, at any time (a) on the Third Amendment Effective Date, the aggregate amount of the Term A-2 Commitment as in effect (and as defined) at such time and (b) thereafter upon funding of the Term A-2 Loan, the aggregate principal amount of the Term A-2 Loan outstanding at such time.

“Term A-2 Loan” means the advance made by the Lender under the Term A-2 Facility pursuant to Section 2.01(c).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(a).

“Term Commitment” means the Lender’s obligation to make the Term Loan to the Borrower pursuant to Section 2.01(a). The Term Commitment on the Second Amendment Effective Date shall be $15,000,000, which consists of the Current Term Loan outstanding on such date in the aggregate principal amount of $9,000,000 and the Lender’s obligation to make the New Term Loan to the Borrower pursuant to the last sentence of Section 2.01(a).

“Term CORRA” has the meaning specified in the definition of “Alternative Currency Term Rate”

“Term CORRA Adjustment” means (a) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (b) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA Rate” has the meaning specified in the definition of “Alternative Currency Term Rate”

“Term Facility” means, at any time (a) on or prior to the Second Amendment Effective Date, the aggregate amount of the Term Commitment as in effect (and as defined) at such time and (b) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.

“Term Loan” means the advances made by the Lender under the Term Facility pursuant to Section 2.01(a), and from and after the Second Amendment Effective Date means and includes the Current Term Loan and the New Term Loan advanced pursuant to the last sentence of Section 2.01(a).

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment; and (b) for any interest calculation with respect to a Base Rate Committed Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment for such term; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).

“Third Amendment” means the Third Amendment to Amended and Restated Credit Agreement, dated as of the Third Amendment Effective Date, among the Borrower, the Guarantors party thereto, and the Lender.

“Third Amendment Effective Date” means May 6, 2024.

“Threshold Amount” means $1,000,000.

“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations as of such date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, an Alternative Currency Daily Rate Loan, an Alternative Currency Term Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting the Borrower, individually and/or in the aggregate.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements in respect of the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP pursuant to FASB ASC 842 or otherwise relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Treatment. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, and the Consolidated Interim Fixed Charge Coverage Ratio, in each case, shall be made on a Pro Forma Basis with respect to any Disposition of all or substantially all of a division or a line of business, any Acquisition, or any relevant Restricted Payment by the Borrower or any Subsidiary occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating (i) the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, or the Consolidated Interim Fixed Charge Coverage Ratio, in each case, for purposes of determining compliance with Section 7.11 and/or (ii) the Consolidated Leverage Ratio for purposes of determining the Applicable Rate, any such transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect until the next applicable period.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08 Exchange Rates; Currency Equivalents.

(a) The Lender shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.

(c) The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.09 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Lender, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Lender.

(b) Any such request shall be made to the Lender not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Lender in its sole discretion).

(c) If the Lender consents to making Alternative Currency Loans or Letters of Credit in such requested currency and the Lender reasonably determines that an appropriate interest rate is available to be used for such requested currency, the Lender shall so notify the Borrower and may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans or the issuance of Letters of Credit, as applicable.

1.10 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Term Borrowing. Immediately prior to the effectiveness of the Second Amendment, the Term Loan was outstanding in the aggregate principal amount of $9,000,000 (the “Current Term Loan”). On the Second Amendment Effective Date, subject to the terms and conditions set forth herein, the Lender agrees to make an additional Term Loan to the Borrower in an aggregate principal amount of $6,000,000 (the “New Term Loan”). Any portion of the Term Loan repaid or prepaid may not be reborrowed. For the avoidance of doubt, the Term Loans shall not include any Term A-2 Loan, and the Term A-2 Loans shall not include any Term Loans. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b) Revolving Borrowings. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility and (ii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.

(c) Term A-2 Borrowing. Subject to the terms and conditions set forth herein, the Lender agrees to make a single term loan to the Borrower, in Euro, on the Third Amendment Effective Date in an amount not to exceed the Term A-2 Commitment. The Term A-2 Borrowing shall consist of the Term A-2 Loan made by the Lender. Any portion of the Term A-2 Loan repaid or prepaid may not be reborrowed. The Term A-2 Loan shall be Alternative Currency Term Rate Loans denominated in Euro, as further provided herein; provided, that, the Borrower shall deliver a Funding Indemnity Letter not less than three (3) Business Days prior to the date of the Term A-2 Borrowing (or such shorter period as the Lender may agree in its sole discretion).

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of a Term SOFR Loan or an Alternative Currency Term Rate Loan shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans denominated in Dollars to Base Rate Loans, (ii) in the case of Alternative Currency Loans, 11:00 a.m. three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation, and (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Alternative Currency Term Rate Loans having an Interest Period other than one (1), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lender not later than

11:00 a.m. (i) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans denominated in Dollars, or (ii) four (4) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Alternative Currency Term Rate Loans. Not later than 11:00 a.m., (i) three (3) Business Days before the requested date of such Borrowing, conversion or continuation of Term SOFR Loans denominated in Dollars, or (ii) three (3) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrower, conversion or continuation of Alternative Currency Term Rate Loans, the Lender shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be, unless otherwise agreed by Lender, in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan or a Term A-2 Loan, if less, the entire principal thereof then outstanding). Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of the Dollar Equivalent of $250,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, and (F) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Alternative Currency Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Except as permitted pursuant to Section 2.02(c), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.

(b) Advances. Following receipt of a Loan Notice for a Facility, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) Alternative Currency Loans. Except as otherwise provided herein, an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Alternative Currency Term Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, or converted to Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans or converted to or continued as Alternative Currency Term Rate Loans, as applicable, without the consent of the Lender, and the Lender may demand that any or all of the outstanding Alternative Currency

Term Rate Loans be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(e) Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Term Facility. After giving effect to the Term A-2 Borrowing, all conversions of Term A-2 Loans from one Type to the other, and all continuations of Term A-2 Loans as the same Type, there shall not be more than three (3) Interest Periods in effect in respect of the Term A-2 Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Facility.

(f) Conforming Changes. With respect to any Alternative Currency Daily Rate, Alternative Currency Term Rate, or Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its domestic Subsidiaries or, in the Lender’s sole and absolute discretion any of its Foreign Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The Lender shall not be under any obligation to issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lender has approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date.

(C) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(E) except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $50,000;

(F) except as otherwise agreed by the Lender, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(G) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(H) the Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(iii) The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower and/or such Subsidiary, as required by the Lender. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require. Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

(ii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the Lender not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and directing the Lender not to permit such reinstatement.

(c) Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Lender in such Alternative Currency, unless (i) the Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 2:00 p.m. on the date of any payment by the Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans. Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower or any waiver by the Lender which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries; or

(ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e) Role of the Lender. The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d). In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letter of Credit Fees. The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) due and payable on the first Business Day following each Fiscal Quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 [Reserved.]

2.05 Prepayments.

(a) Optional. The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans, the Term A-2 Loan, and/or Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans denominated in Dollars, (2) four (4) Business Days (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Alternative Currency Loans, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan or an Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans or Term A-2 Loan, as applicable, pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity.

(b) Mandatory.

(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Term Loan, the Term A-2 Loan, and the Revolving Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary, from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions within five (5) days of the date of such Disposition or Involuntary Disposition, provided that such prepayment shall only be made to the extent Net Cash Proceeds exceeds $1,000,000 in the aggregate in a fiscal year.

(ii) Equity Issuance. Immediately upon the receipt by the Borrower or any Domestic Subsidiary of the Net Cash Proceeds of any Equity Issuance that are not used or to be used within thirty (30) days to consummate a Permitted Acquisition or Permitted Investment, the Borrower shall prepay the Term Loan, the Term A-2 Loan, and the Revolving Loans and/or Cash Collateralize the L/C Obligations, as applicable, as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii) Debt Issuance. Immediately upon the receipt by the Borrower or any Domestic Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loan, the Term A-2 Loan, and the Revolving Loans and/or Cash Collateralize the L/C Obligations, as applicable, as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv) Extraordinary Receipts. Immediately upon receipt by the Borrower or any Domestic Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i), (ii) or (iii) of this Section, the Borrower shall prepay the Term Loan, Term A-2 Loan, and the Revolving Loans and/or Cash Collateralize the L/C Obligations, as applicable, as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom.

(v) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(iv) shall be applied, first, ratably to the principal repayment installments of the relevant Term Loan and the Term A-2 Loan in inverse order of maturity, including, without limitation, the final principal repayment installment on the Maturity Date, and, second, if such prepayment is by the Borrower, to the Revolving Facility in the manner set forth in clause (vii) of this Section 2.05(b).

(vi) Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time (including after giving effect to the Revolving Commitment Reduction), the Borrower shall immediately prepay Revolving Loans (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vi) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(vii) Application of Other Payments. Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied to the outstanding Revolving Loans, and, second, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Facility required pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Revolving Prepayment Amounts”) may be retained by the Borrower and its Domestic Subsidiaries for use in the ordinary course of its business, and the Revolving Facility shall not be automatically reduced by any Revolving Prepayment Amount. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.

(viii) Alternative Currencies. If the Lender notifies the Borrower at any time that the Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans and then to Alternative Currency Daily Rate Loans and then to Alternative Currency Term Rate Loans in direct order of Interest Period maturities (as applicable). All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Lender, terminate the Revolving Facility, the Letter of Credit Sublimit, or the Alternative Currency Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit, or the Alternative Currency Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Alternative Currency Sublimit if, after giving effect thereto, the Outstanding Amount of all Revolving Loans denominated in an Alternative Currency exceeds the Alternative Currency Sublimit.

(b)	Mandatory.

(i) The Term Commitment shall be automatically and permanently reduced to zero on the Second Amendment Effective Date, after the making of the New Term Loan pursuant to Section 2.01(a).

(ii) The Term A-2 Commitment shall be automatically and permanently reduced to zero on the Third Amendment Effective Date, after the making of the Term A-2 Loan pursuant to Section 2.01(c).

(iii) On the Revolving Commitment Reduction Date, if the Revolving Commitment as of such date exceeds $25,000,000, the Revolving Commitment shall be automatically and permanently reduced to $25,000,000 (the “Revolving Commitment Reduction”).

(iv) If after giving effect to any reduction or termination of the Revolving Commitment under this Section 2.06, the Letter of Credit Sublimit or the Alternative Currency Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Alternative Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Payment of Fees. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. From and after the Second Amendment Effective Date, the Borrower shall repay to the Lender the aggregate principal amount of the Term Loan outstanding as of immediately following the effectiveness of the Second Amendment in installments, with each payment of the Term Facility to be due and payable on the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending October 31, 2022) in the applicable amount in accordance with the following schedule (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Fiscal Quarter Ending	Installment Amount
October 31, 2022		$375,000
January 31, 2023		$375,000
April 30, 2023		$375,000
July 31, 2023		$375,000
October 31, 2023		$675,000
January 31, 2023		$675,000
April 30, 2024		$675,000
July 31, 2024		$675,000
October 31, 2024		$675,000
January 31, 2025		$675,000
April 30, 2025	$	~~675,000~~325,000
July, 31 2025	$	~~675,000~~325,000
October 31, 2025	$	~~675,000~~325,000
January 31, 2026	$	~~675,000~~325,000
April 30, 2026	$	~~675,000~~725,000
July 31, 2026	$	~~675,000~~725,000
October 31, 2026	$	~~675,000~~725,000
January 31, 2027	$	~~675,000~~725,000
April 30, 2027	$	~~675,000~~950,000
Maturity Date		Aggregate Principal Amount Outstanding

; provided, however, that (i) the final principal repayment installment of the Term Loan shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans or Alternative Currency Term Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan or an Alternative Currency Term Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b) Revolving Loans. The Borrower shall repay to the Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

(c) Term A-2 Loan. From and after the Third Amendment Effective Date, the Borrower shall repay to the Lender the aggregate principal amount of the Term A-2 Loan outstanding as of immediately following the effectiveness of the Third Amendment in installments, with each payment of the Term A-2 Facility to be due and payable on the last day of each Fiscal Quarter of the Borrower (commencing with the Fiscal Quarter ending July 31, 2024) in the applicable amount in accordance with the following schedule (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Fiscal Quarter Ending	Installment Amount
July 31, 2024	€583,333
October 31, 2024	€583,333
January 31, 2025	€583,333
April 30, 2025	€583,333
July, 31 2025	€583,333
October 31, 2025	€583,333
January 31, 2026	€583,333
April 30, 2026	€583,333
July 31, 2026	€583,333
October 31, 2026	€583,333
January 31, 2027	€583,333
April 30, 2027	€583,333
Maturity Date	Aggregate Principal Amount Outstanding

; provided, however, that (i) the final principal repayment installment of the Term A-2 Loan shall be repaid on the Maturity Date for the Term A-2 Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term A-2 Loan outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans or Alternative Currency Term Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Term SOFR Loans or an Alternative Currency Term Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.08 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Term SOFR plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (iv) each Alternative Currency Term Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate for such Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than one percent (1.00%), such rate shall be deemed one percent (1.00%) for purposes of this Agreement.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

In addition to certain fees described in subsection (g) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C

Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Lender, in Dollars, such fees as shall have been separately agreed upon in writing (including, without limitation, amounts set forth in the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.10 for such Alternative Currency and actual days elapsed. All other computations of fees and interest (including those with respect to Term SOFR Loans) shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11 Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Lender at the Lender’s Office in such

Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Lender on the dates specified herein. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the Lender (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Lender, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.12 Cash Collateral.

(a) Certain Credit Support Events. If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount. Additionally, if the Lender notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b) Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c). If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.05 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

2.13 Reserved.

2.14 Register.

(a) The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain an account or ledger in which it shall record (i) the names and addresses of any Persons owning an interest in any Loan or other Obligation made hereunder, (ii) the amount of each Loan and Borrowing made hereunder, (iii) the amount of any principal due and payable or to become due and payable from the Borrower and the interest rate with respect thereto, and (iv) the other details relating to the Loans and other Obligations (the “Register”). In order for any sale, assignment, grant of participation or other transfer of any Loan or other Obligation to become effective, the Lender shall amend such Register to reflect any sale, assignment, grant of participation or other transfer otherwise properly affected pursuant to this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b) If at any time the Lender sells a participation, the Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in any Loan or other Obligation made hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Except as required by applicable law, all payments to the Lender made by or on account of any obligation of any Loan Party hereunder or any other Loan Document will be made without deduction or withholding for any Taxes with respect to such payments. If any Taxes are required by applicable law to be deducted or withheld, the applicable Loan Party agrees to pay the full amount of such deducted or withheld Taxes to the relevant Governmental Authority and, to the extent such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section 3.01(a)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of any obligation under this Section 3.01, the applicable Loan Party will indemnify and hold harmless the Lender, and reimburse the Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender by such Loan Party, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Loan Party by the Lender shall be conclusive absent manifest error. The applicable Loan Party will furnish to the Lender, within thirty (30) days after the date the payment of any withheld Taxes by the Loan Party to a Governmental Authority pursuant to Section 3.01 is due pursuant to applicable law, certified copies of tax receipts, or other evidence reasonably satisfactory to the Lender, evidencing such payment by the Loan Party.

(d) The Lender shall deliver to the applicable Loan Party on or prior to the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Loan Party), properly completed and executed copies of IRS Form W-9 (or successor form) or applicable IRS Form W-8 (or successor form) certifying that the Lender is exempt from U.S. backup withholding Tax. The Lender further agrees that if reasonably requested by the applicable Loan Party to the extent it is entitled to any other exemption from or a reduction of withholding Tax with respect to payments made hereunder or under any other Loan Document, it shall deliver to such Loan Party, at the time or times reasonably requested by such Loan Party, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by such Loan Party as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by a Loan Party, shall deliver such other documentation reasonably requested by a Loan Party as will enable such Loan Party to determine whether or not the Lender is subject to withholding or information reporting requirements and to enable the Loan Party to comply with such requirements. The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Loan Party in writing of its legal inability to do so. Notwithstanding anything to the contrary in this Section 3.01, the completion, execution and submission of any documentation (other than the IRS Form W-9 (or successor form) described in the first sentence of this Section 3.01(d) or information required to comply with the obligations of an applicable Loan Party under Common Reporting Standards) shall not be required if in the Lender’s reasonable judgment such completion execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(e) In addition to the foregoing, if the Lender claims any indemnity payment or additional payment amounts payable pursuant to this Section 3.01, then at the request of the applicable Loan Party it shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office for funding or booking the Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of the Lender the making of such a filing, change or assignment would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require the Lender to disclose any information the Lender deems confidential and would not, in the sole determination of the Lender, be otherwise disadvantageous to the Lender. The applicable Loan Party shall pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(f) If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments, including for additional amounts, made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-

of-pocket expenses incurred by such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Illegality.

(a) If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lender’s Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by Lender to the Borrower, (a) any obligation of Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Alternative Currency Loans in the affected currency or currencies or, in the case of Loans in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall, in each case, be suspended, and (b) if such notice asserts the illegality of Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Term SOFR component of the Base Rate, in each case until Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from Lender, do either of the following, as the Borrower shall elect in its discretion: (A) prepay all Term SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies, or (B) (i) if applicable and such Loans are denominated in Dollars, convert all Term SOFR Loans of Lender to Base Rate Loans (the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Term SOFR component of the Base Rate) or (ii) if applicable and such Loans are Alternative Currency Loans, convert all such Loans of Lender to Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loans (the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by Lender without reference to the Term SOFR component of the Base Rate), in each case immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans to such day, and (ii) if such notice asserts the illegality of Lender determining or charging interest rates based upon Term SOFR, the Lender shall during the period of such suspension compute the Base Rate applicable to Lender without reference to the Term SOFR component thereof until the Borrower is advised in writing by Lender that it is no longer illegal for Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) If, in any applicable jurisdiction, Lender or any Designated Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension Lender shall promptly notify the Borrower, and until such notice by Lender is revoked, any obligation of Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay outstanding Obligations) to the extent such illegality is applicable thereto, (B) to the extent applicable, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by Lender to mitigate or avoid such illegality.

(c) Lender may at its option make any Credit Extension to the Borrower by causing any domestic or foreign branch or Affiliate of Lender (a “Designated Lender”) to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to any Designated Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia then, on notice thereof by the Lender to the Borrower, and until such notice by the Lender is revoked, any obligation of the Lender or its Designated Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, take all reasonable actions requested by the Lender to mitigate or avoid such illegality. Any Designated Lender shall be considered a Lender.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any such Loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Term SOFR Scheduled Unavailability Date, or the Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan or (ii) the Lender determines that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower. Thereafter, (x) the obligation of the Lender to make or maintain Loans in the affected currency or currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans shall be suspended in each case to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a

Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Term SOFR Loans or Alternative Currency Loans to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein; and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Term Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(b) Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notify the Lender that the Borrower has determined, that: (i) adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month, and six (6) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case, acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month, and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one (1) month, three (3) month, and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”); then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with, subject to the next following paragraph, Daily Simple SOFR for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (or, if applicable, such other alternative benchmark rate plus any applicable adjustment as provided in the next paragraph, the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or 3.03(b)(ii) have occurred with respect to the applicable Term SOFR Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR or any then current Term SOFR Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed alternative benchmark rate and adjustments, shall constitute a “Term SOFR Successor Rate”.

(c) Replacement of Alternative Currency Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:

(i) adequate and reasonable means to not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary;

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Lender that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”; or

(iii) bilateral loans currently being executed in the United States, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency;

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency (other than Dollars) or any then current Non-SOFR Successor Rate for an Agreed Currency (other than Dollars) in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities loaned in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the Term SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Lender shall have posted such proposed amendment to the Borrower.

(d) Successor Rate. The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.

Notwithstanding anything else herein, if at any time any Successor Rate (inclusive of any and all relevant adjustments) as so determined would otherwise be less than 0.50%, the Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall provide each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any Taxes with respect to this Agreement or any other Loan Document, other than (A) Indemnified Taxes, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes and (C) Connection Income Taxes; or

(iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or Alternative Currency Term Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Mandatory Costs. If Lender incurs any Mandatory Costs attributable to the Obligations, attributable to a Change in Law, then from time to time the Borrower will pay (or cause to be paid) to the

Lender such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a), (b) or (c) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding in any event any loss of Applicable Rate or similar loan margin. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

3.06 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, the repayment of all other Obligations hereunder and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement, each Mortgage and related Mortgaged Property Support Document and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b) Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c) Legal Opinions of Counsel. The Lender shall have received (i) an opinion or opinions (including an opinion with respect to the Guarantors which are Foreign Subsidiaries) of counsel for the Loan Parties dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender, including customary opinions from the Borrower’s Rhode Island and New York counsel, and (ii) an opinion of Danish counsel to the Lender, addressed to the Lender and in form and substance acceptable to the Lender.

(d) Financial Statements. The Lender shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

(e) Personal Property Collateral. The Lender shall have received, in form and substance satisfactory to the Lender:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and such patent/trademark/copyright filings as requested by the Lender in order to perfect the Lender’s security interest in the Intellectual Property in the United States;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;

(iv) stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank, in each case to the extent such Pledged Equity is certificated;

(v) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents (including, if necessary, relevant page(s) of the share register book of the Borrower showing the pledge registration) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral; and

(f) Real Property Collateral.

(i) The Lender shall have received, in form and substance satisfactory to the Lender all Mortgaged Property Support Documents with respect to each Mortgaged Property.

(ii) The Lender shall have received, in form and substance satisfactory to the Lender, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto.

(g) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Lender shall have received copies of declaration pages, if requested by the Lender and certificates of insurance evidencing liability, casualty, property, and business interruption insurance and appropriate endorsements thereto meeting the requirements set forth herein or in the Collateral Documents or as required by the Lender.

(h) Solvency Certificate. The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, taken together as a group on a Consolidated basis and each Loan Party, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.

(i) Existing Term Loan Repayment. Immediately prior to the effectiveness of this Agreement, the Borrower shall repay an aggregate principal amount of the Existing Term Loans equal to $1,500,000.

(j) Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(k) [Reserved.]

(l) [Reserved.]

(m) Consents. The Lender shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(n) Fees and Expenses. The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.09.

(o) Licensing Requirements. The Lender shall have obtained all applicable licenses, consents, permits and approvals as deemed necessary by the Lender in order to execute and perform the transactions contemplated by the Loan Documents.

(p) Due Diligence. The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender.

(q) Closing Certificate. The Lender shall have received a closing certificate from a Responsible Officer certifying as to the conditions set forth in Section 4.02 and as to such matters the Lender reasonably requests or requires.

(r) Other Documents. All other documents provided for herein or which the Lender may reasonably request or require as set forth on the closing checklist.

(s) Additional Information. Such additional information and materials which the Lender shall reasonably request or require as set forth on the closing checklist.

4.02 Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

(e) Legal Impediment. There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under any Loan Document or as to application of the proceeds of the realization of any such rights.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans and Alternative Currency Term Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of each Organization Document of each Loan Party provided to the Lender pursuant to the terms of this Agreement is, as of the date of this provision, a true and correct copy of each such document, each of which, as of such date, is valid and in full force and effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, except for conflicts, breaches or contraventions that could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof (subject only to Permitted Liens)), other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained or made, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) filings with the SEC in connection with the Loan Parties’ disclosure obligations under securities laws.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Quarterly Financial Statements. The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated May 2, 2020, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since January 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) [Reserved.]

(e) Forecasted Financials. The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Lender prior to the Closing Date in connection with Section 4.01 or pursuant to Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial condition and performance (it being understood that actual results may be materially and/or adversely different).

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.

(a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business such review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties as they reasonably deem appropriate, and the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10 Maintenance of Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.14 and 6.15, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11 Taxes.

Each Loan Party and its Subsidiaries have timely filed (giving effect to available extension periods) all federal, material state, material non-U.S. income and other material tax returns and reports required to be filed, and have paid all federal, material state, material non-U.S. income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary.

5.12 ERISA Compliance.

(a) Each Plan that is subject to United States federal or state laws is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any United States federal or state Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) As of the Closing Date and throughout the term of this Agreement, no Loan Party is (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (iv) a “governmental plan” within the meaning of ERISA.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.

No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished, and in each case taken together with all such other information) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may be materially and/or adversely different).

5.15 Solvency.

The Borrower, individually, is and the Borrower and its Subsidiaries, taken together as a group on a Consolidated basis are, Solvent.

5.16 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned fifty percent (50%) or more, individually or in the aggregate, or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction that is the target of Sanctions broadly prohibiting dealings with such jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18 Responsible Officers.

Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14 and such Responsible Officers are duly elected and qualified officers of such Loan Party and those set forth on the applicable officer’s certificate delivered pursuant to Section 4.01 (and as the same may be updated, modified or otherwise supplemented) are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.

5.19 Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.19(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, and annotated to identify Immaterial Subsidiaries, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens other than Permitted Liens under Section 7.01(c) or Section 7.01(k). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Subsidiary of any Loan Party, except as contemplated in connection with the Loan Documents.

(b) Loan Parties. Set forth on Schedule 5.19(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14 (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization and (ix) the organization identification number of such Loan Party.

5.20 Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b) Intellectual Property. Set forth on Schedule 5.20(b) as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has an exclusive in-bound license right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Lender), in each case that is registered or in respect of which an application for registration has been applied for in the U.S. Patent and Trademark Office or the U.S. Copyright Office.

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.20(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Lender).

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 5.20(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable.

(ii) Set forth on Schedule 5.20(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.20(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a description of all Commercial Tort Claims of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Lender).

(f) Pledged Equity Interests. Set forth on Schedule 5.20(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Lender pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number (if applicable) and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g) Properties. Set forth on Schedule 5.20(g)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a list of all Mortgaged Properties (including (i) the name of the Loan Party owning such Mortgaged Property, (ii) the number of buildings located on such Mortgaged Property, (iii) the property address, (iv) the city, county, state and zip code which such Mortgaged Property is located). Set forth on Schedule 5.20(g)(ii), as of the

Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.13 and 6.14, is a list of (A) each headquarters location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).

5.21 EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.

5.22 Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.24 Representations as to Foreign Obligors. The Borrower and each Foreign Obligor represents and warrants to the Lender that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) As of the Closing Date and provided that the Lender has complied with its obligations in Section 3.01(d), there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing (other than any Other Connection Taxes) either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Lender. As of the Closing Date and provided that the Lender has complied with its obligations in Section 3.01(d), it is not required under the Laws of the jurisdiction in which any Foreign Obligor is incorporated or resident or at the address specified for the Borrower or such Foreign Obligor on Schedule 1.01(a) to make any deduction for or on account of Tax (other than any Other Connection Taxes) from any payment it may make under any Loan Documents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) The choice of the law of the State of New York as the governing law of the Loan Documents will be recognized and enforced in the Foreign Obligors’ respective jurisdictions of incorporation and any judgment obtained in New York in relation to a Loan Document will be recognized and enforced in the such Foreign Obligor’s jurisdiction of incorporation.

(f) Under the Laws of the jurisdiction in which the Foreign Obligors are incorporated it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

5.25 Borrower Loan Documents. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance by it of its obligations thereunder (including its Guaranty) are in furtherance of its corporate purposes and necessary or convenient to the conduct, promotion and attainment of its business, and it shall derive a substantial benefit therefrom.

5.26 Beneficial Ownership. The information included in the Beneficial Ownership Certification is true and correct in all respects.

5.27 Regulation H. No Mortgaged Property is a Flood Hazard Property unless the Lender shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Lender (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the

National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Lender and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Lender and naming the Lender as loss payee. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a Consolidated (and, if requested by the Lender, management prepared consolidating) balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated (and, if requested by the Lender, management prepared consolidating) statements of income or operations and cash flows, and related Consolidated statements changes in shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (exceptions may be required as a result of (x) a prospective Event of Default with respect to any breach of any financial covenant or (y) the impending maturity of either Facility) or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within ~~forty five~~forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2020), a Consolidated (and, if requested by the Lender, management prepared consolidating) balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related Consolidated (and, if requested by the Lender, management prepared consolidating) statements of income or operations and cash flows and related Consolidated statement of changes in shareholders’ equity for such quarter and for the portion of the Borrower’s fiscal year then ended setting forth in each case in comparative form the figures for the corresponding quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower who is a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

~~(c) [Reserved.]~~

(c) Monthly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each calendar month (other than the calendar months ending on the last day of a fiscal quarter or a fiscal year of the Borrower) (commencing with the calendar month ending February 28, 2025), a Consolidated (and, if requested by the Lender, management prepared consolidating) balance sheet of the Borrower and its Subsidiaries as of the end of such calendar month, and the related Consolidated (and, if requested by the Lender, management prepared consolidating) statements of income or operations for such calendar month and for the portion of the Borrower’s fiscal year then ended setting forth in each case in comparative form the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower who is a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

(d) Business Plan and Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a fiscal year basis and, in the case of such forecasted statements of income, on a fiscal quarterly basis for the immediately following fiscal year.

(e) Cash Flow Forecasts. As soon as available, but in any event within forty-five (45) days after the end of each calendar month (commencing with the month of March 2025), a 13-week forecast of cash flows for the Borrower and its Domestic Subsidiaries (and, solely to the extent requested by the Lender, its Foreign Subsidiaries) on a Consolidated basis for the period commencing with the applicable Cash Flow Forecast Delivery Date, in form reasonably satisfactory to the Lender.

As to any information contained in materials furnished pursuant to Section  6.02(~~f~~e), the Borrower shall not be separately required to furnish such information under Section 6.01(a) ~~or~~, (b), or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) ~~and~~, (b), and (c) above at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the quarter ended June 30, 2020), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP. Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a), updated Schedules to this Agreement, to the extent permitted to be updated pursuant to the terms of this Agreement, which may be attached to the Compliance Certificate, to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.

(c) Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including (i) the amount of all Restricted Payments, Investments (including Permitted Acquisitions), Dispositions, Capital Expenditures, Debt Issuances and Equity Issuance that were made during the prior fiscal year and (ii) amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(d) Audit Reports; Management Letters; Recommendations. Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(e) Annual Reports; Etc. Except to the extent publicly filed, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(f) Subordinated Debt Statements and Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Subordinated Debt of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section.

(g) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(h) Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could reasonably be expected to materially impair the value of the interests or the rights of any Loan Party in a manner that could, or that otherwise could reasonably be expected to have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(i) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(j) Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) ~~or~~, (b), or (c) or Section 6.02 (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) the Borrower shall deliver paper copies of any such documents to the Lender upon its request to the Borrower to deliver such paper copies and (ii) upon Lender’s request and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03 Notices.

Promptly, but in any event within three (3) Business Days, notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter constituting (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e) of any (i) occurrence of any Disposition of property or assets for which the Borrower are required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (ii) Equity Issuance for which the Borrower are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (iii) Debt issuance for which the Borrower are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iv) receipt of any Extraordinary Receipt for which the Borrower are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable (giving effect to any available extension), all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance, (ii) cyber coverage, and (iii) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender.

(b) Evidence of Insurance. Cause the Lender to be named as lender’s loss payable or loss payee, as applicable, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as required by the Lender, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Lender for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Lender, the Loan Parties agree to deliver to the Lender an Authorization to Share Insurance Information.

(c) Redesignation. Promptly notify the Lender of any Mortgaged Property that is or becomes, a Flood Hazard Property.

6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (in all material respects) consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all material applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b) If requested by the Lender in its sole discretion, permit the Lender and its representatives, upon reasonable advance notice to the Borrower, to conduct, at the expense of the Borrower, an annual (i) personal property asset appraisal on personal property Collateral of the Loan Parties and (ii) field exam on the accounts receivable, inventory, payables, controls and systems of the Borrower and its Subsidiaries.

(c) If requested by the Lender in its sole discretion, permit the Lender, and its representatives, upon reasonable advance notice to the Borrower, to conduct an annual audit of the Collateral at the expense of the Borrower.

6.11 Use of Proceeds.

Use the proceeds of the New Term Loan to finance in part the Jetson Acquisition, use the proceeds of the Term A-2 Loan to finance a part of the MTEX Acquisition and costs and expenses incurred in connection therewith, and use the proceeds of the Revolving Loans for general corporate purposes not in contravention of any Law or of any Loan Document, including for the Jetson Acquisition and the MTEX Acquisition.

6.12 [Reserved.]

6.13 Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Lender in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, (i) no Foreign Subsidiary disclosed on the Schedules provided in connection with this Agreement and existing on the Closing Date other than those listed in the signature pages hereof under the heading “Guarantor” shall be required to become a Guarantor unless an Event of Default has occurred and is continuing (and then, only upon the reasonable request of the Lender), (ii) no Subsidiary that is a CFC shall be required to become a Guarantor hereunder with respect to, or otherwise guarantee, any Obligations or as otherwise limited in Section 9.01, (iii) without limiting the foregoing, neither Astronova Portugal nor MTEX shall be required to become a Guarantor hereunder with respect to, or otherwise guarantee, any Obligations unless an Event of Default has occurred and is continuing (and then, only upon the reasonable request of the Lender) and (iv) no Immaterial Subsidiary shall be required to become a Guarantor unless an Event of Default has occurred and is continuing (and then, only upon the reasonable request of the Lender). In connection therewith, the Loan Parties shall give notice to the Lender not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Lender in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (e) and 6.14 and such other documents or agreements as the Lender may reasonably request, including without limitation, updated Schedules 1.01(b), 5.10, 5.19(a), 5.19(b), 5.20(b), 5.20(c), 5.20(d)(i), 5.20(d)(ii), 5.20(e), 5.20(f), and 5.20(g).

6.14 Covenant to Give Security.

Except with respect to Excluded Property:

(a) Equity Interests and Personal Property. The Borrower and each Guarantor that is a Domestic Subsidiary will cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents; provided, that, unless an Event of Default has occurred and is continuing (and then, only upon the reasonable request of the Lender), no foreign law-governed Collateral Documents shall be required with respect to any Pledged Equity in Astronova Portugal or MTEX or any other Foreign Subsidiary. The Borrower and each Guarantor that is a Domestic Subsidiary shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender promptly (and in any event within thirty (30) days, after such Pledged Equity and personal property is acquired or formed, as applicable, or such longer period of time as agreed to by the Lender in its reasonable discretion).

(b) Real Property. If any Loan Party intends to acquire a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a fair market value in excess of $500,000 (“Material Real Property”), it shall provide to the Lender within sixty (60) days (or such extended period of time as agreed to by the Lender in writing) a Mortgage and such Mortgaged Property Support

Documents as the Lender may request to cause such Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Lender for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.

(c) [Reserved.]

(d) Deposit Accounts and Securities Accounts. Neither the Borrower nor any of the Guarantors that are Domestic Subsidiaries shall open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution other than the Lender, or any other account where money or securities are or may be deposited or maintained with any Person other than the Lender, other than (i) the Borrower’s account with Greenwood Credit Union, identified on Schedule 6.14 hereto, provided that such account contain only the proceeds of the Indebtedness described in Section 7.02(g) hereof; (ii) the Borrower’s accounts set forth on Schedule 6.14 and designated as unrestricted accounts or Foreign Accounts; provided that at all times the aggregate balance of all Foreign Accounts shall not exceed the Dollar Equivalent of $5,000,000, (iii) deposit accounts that are maintained at all times with depository institutions as to which the Lender shall have received a Qualifying Control Agreement, (iv) solely with respect to securities accounts, securities accounts that are maintained at all times with financial institutions as to which the Lender shall have received a Qualifying Control Agreement and (v) any Escrow Account. For avoidance of doubt, accounts described in clauses (i), (ii) and (v) of the preceding sentence shall not be required to be subject to a Qualifying Control Agreement. Notwithstanding the foregoing, the Loan Parties shall be permitted to have, and shall not be required to deliver a Qualifying Control Account with respect to, accounts owned by Astro Machine at Fifth Third Bank, N.A. so long as each such account is closed within one hundred twenty (120) days of the consummation of the joinder of Astro Machine. Should the Loan Parties fail to close such accounts within one hundred twenty (120) days after the consummation of the joinder of Astro Machine, then the terms of this Section 6.14(d) shall apply from and after thirty (30) days after such one hundred twentieth (120th) day.

(e) Updated Schedules. Concurrently with the delivery of any Collateral pursuant to the terms of this Section, the Borrower shall provide the Lender with the applicable updated Schedules: 5.19(a), 5.19(b), 5.20(b)(i), 5.20(c), 5.20(d)(i), 5.20(d)(ii), 5.20(e), 5.20(f), and 5.20(g).

(f) Further Assurances. Subject to Section 6.15, at any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action (including promptly completing any registration or stamping of documents as may be applicable) as the Lender may deem necessary or desirable to maintain in favor of the Lender, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

6.15 Further Assurances.

Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; provided however, unless an Event of Default shall have occurred and be continuing, the U.S. Loan Parties shall not be required to obtain a landlord waiver, collateral access agreement or similar waiver or agreement with respect to any location of a U.S. Loan Party where any personal property Collateral is located.

6.16 Post-Closing Conditions. The Borrower shall deliver, or shall cause to be delivered, and shall perform each of the following, in each case in form and substance satisfactory to the Lender:

(a) within thirty (30) days after the Closing Date (or such later date as may be agreed by the Lender in writing, in its discretion), such endorsements to the Borrower’s insurance policies as may be required by this Agreement and the Collateral Documents;

(b) within ninety (90) days after the Closing Date (or such later date as may be agreed by the Lender in writing, in its discretion), a survey of the Mortgaged Property, together with such amendments and/or endorsements to the title insurance policy as the Lender may reasonably require;

(c) within ninety (90) days after the Closing Date (or such later date as may be agreed by the Lender in writing, in its discretion), permit representatives of the Lender to visit and inspect any of the Borrower’s properties (such inspection, the “Post-Closing Field Exam”), to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the accounts receivable, the identity and credit of the respective account debtors, to review the billing practices of the Borrower and to discuss the Loan Parties’ respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all to the Lender’s reasonable satisfaction; and

(d) within five (5) Business Days after the Closing Date (or such later date as may be agreed by the Lender in writing, in its discretion), evidence that the Borrower’s insurance policies have been renewed.

6.17 Compliance with Environmental Laws.

(i) With respect to the Mortgaged Property, comply, and cause all lessees and other Persons operating or occupying its properties to comply, and with respect to all other locations of the Borrower and its Subsidiaries, comply in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.18 Preparation of Environmental Reports.

At the reasonable request of the Lender from time to time, provide to the Lender within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.19 Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.20 Anti-Corruption Laws; Sanctions.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.21 [Reserved.]

6.22 Pari Passu Ranking.

Ensure that the payment obligations of the Foreign Obligors under the Loan Documents rank and continue to rank at least pari passu with the claims of all of the Foreign Obligors’ other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

6.23 KYC Cooperation.

Promptly following any request therefor, provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) no direct or any contingent obligor with respect thereto is added and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for taxes, assessments and government chargers not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts that are not overdue for a period of more than sixty (60) days, or which are being contested in good faith and by appropriate proceedings diligently conducted; provided adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits (including obligations with respect to letters of credit or bank guarantees issued in lieu of such deposits or pledges) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including obligations with respect to letters of credit or bank guarantees issued in lieu of such deposits) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries with the Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(l) Any interest or title of a lessor, lessee, licensor, licensee, sublessor or sublessee under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased, and any statutory Liens securing obligations owing to landlords under leases in the ordinary course of business;

(m) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(n) Any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(o) Liens on any assets of Astronova Portugal or MTEX or any Subsidiary of either of them securing any Indebtedness permitted by Section 7.02(m);

(p) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary; and

(q) other Liens on specific assets securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $1,000,000 at any time, provided that no such Lien shall be a Lien on all or substantially all assets of any Loan Party.

7.02 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and no direct or any contingent obligor with respect thereto is added, as a result of or in connection with such refinancing, refunding, renewal or extension; and, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) (i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for the acquisition of fixed or capital assets (other than in a Permitted Acquisition) within the limitations set forth in Section 7.01(i), provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000; (ii) Indebtedness of a Person that becomes a subsidiary after the Closing Date in connection with a Permitted Acquisition (other than the MTEX Acquisition) (but not incurred in contemplation thereof) in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i), provided that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000; and (iii) following completion of the MTEX Acquisition, Indebtedness of MTEX or Astronova Portugal in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i), provided that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $3,000,000;

(d) Unsecured Indebtedness of the Borrower or a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall meet the following requirements (“Intercompany Debt”): (i) to the extent required by the Lender, or in any event in the case of Indebtedness owed by the Borrower or any Subsidiary of the Borrower to any U.S. Loan Party, such Indebtedness shall be evidenced by promissory notes and be pledged to the Lender as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (ii) with respect to any Indebtedness owed by a U.S. Loan Party to any Subsidiary that is not a Loan Party or by any Foreign Obligor to any Subsidiary that is not a Loan Party, be on terms (including subordination terms) reasonably acceptable to the Lender, (iii) the aggregate principal amount of any such Indebtedness outstanding at any tine that is owed by the Borrower or another U.S. Loan Party to any Subsidiary that is not a Loan Party shall not exceed $3,000,000, and (iv) such Indebtedness shall be otherwise permitted under the provisions of Section 7.03;

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or Subsidiary; provided that any guaranty by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party shall only be permitted to the extent constituting an investment permitted by Section 7.03(c);

(f) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g) Indebtedness constituting loans in a principal amount of up to $6,000,000 under the Paycheck Protection Act;

(h) Indebtedness secured by Liens permitted by Section 7.01(q), and extensions, renewals and refinancing thereof, provided that the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000;

(i) in connection with any Permitted Acquisition, Indebtedness owing to seller(s) of a Target in the form of unsecured seller notes, deferred purchase price payments, or earnouts incurred in connection therewith, provided that (i) at the time of incurrence of any such Indebtedness, and after giving effect thereto, no Event of Default then exists or would result therefrom; (ii) such seller notes, deferred purchase price payments, and earnouts shall not exceed 25% of the Cost of Acquisition for such Permitted Acquisition and (iii) except with respect to any such Indebtedness incurred in the MTEX Acquisition, such seller notes, deferred purchase price payments, or earnouts shall be subordinated to Lender on terms reasonably satisfactory to the Lender;

(j) Indebtedness secured by Liens permitted by Section 7.01(e) or Section 7.01(f), incurred in the ordinary course of business;

(k) Indebtedness consisting of unpaid insurance premiums (not in excess of one (1) year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(l) unsecured Indebtedness incurred by the Borrower to repurchase Qualified Equity Interests of the Borrower issued to employees, consultants, agents, officers and directors of the Borrower provided that at the time of incurrence of any such Indebtedness, and after giving effect thereto, no Event of Default exists or would result therefrom and subject to the limitation as set forth in Section 7.06(d);

(m) secured or unsecured Indebtedness incurred by MTEX or Astronova Portugal or any Subsidiary of either of them to finance the working capital and other operational needs of MTEX; provided that the (i) aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000, (ii) at the time of incurrence of any such Indebtedness, and after giving effect thereto, no Event of Default then exists or would result therefrom, and (iii) the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11 (to the extent then in effect); and

(n) other unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed $100,000 at any time outstanding; provided that, at the time of the incurrence thereof the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11 (to the extent then in effect).

7.03 Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Third Amendment Effective Date, (ii) additional Investments by the Borrower and its Subsidiaries in Domestic Subsidiaries that are Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties (other than inactive Subsidiaries per Section 7.18) in other Subsidiaries that are not Loan Parties, (iv) following the completion of the MTEX Acquisition, so long as no Default has occurred and is continuing or would result from making such Investment at the time of the making of such Investment, additional Investments by the Borrower and its Subsidiaries in Astronova Portugal and/or MTEX in an aggregate amount invested from the Third Amendment Effective Date not to exceed $10,000,000 outstanding at any time calculated after giving effect to any returns or distributions of, or with respect to, capital or repayment of principal against Indebtedness constituting Investments actually received by the Borrower or such Subsidiary, as applicable, (v) so long as no Default has occurred and is continuing or would result from making such Investment at the time of the making of such Investment, additional Investments by the Borrower and its Subsidiaries in wholly owned Foreign Subsidiaries in an aggregate amount invested from the Third Amendment Effective Date not to exceed $5,000,000 outstanding at any time calculated after giving effect to any returns or distributions of, or with respect to, capital or repayment of principal against Indebtedness constituting Investments actually received by the Borrower or such Subsidiary, as applicable, provided in each case, the applicable provisions of Section 7.02(d) shall be met with respect to Intercompany Debt, (vi) other Investments that constitute Intercompany Debt permitted under Section 7.02(d), and (vii) Investments in the form of intercompany transfers to settle the assumption by the Borrower of the Existing Danish Term Loan and to settle and terminate the hedging arrangements previously entered into with respect thereto.

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g) Permitted Acquisitions (including the Jetson Acquisition and the MTEX Acquisition) (other than of CFCs and Subsidiaries held directly or indirectly by a CFC, which Investments are covered by Section 7.03(c)(iv));

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) other Investments not contemplated by the above provisions not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrower;

(j) [reserved];

(k) [reserved]; and

(l) Investments by foreign branch operations of the Borrower (subject to any applicable limitations set forth in Section 6.14(d)) or by Foreign Subsidiaries in Foreign Cash Equivalents.

7.04 Fundamental Changes.

Merge, dissolve, Divide, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and subsequently dissolve following such Disposition;

(d) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e) so long as no Default has occurred and is continuing or would result therefrom, the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition (including, without limitation, by way of a Division), except:

(a) Permitted Transfers;

(b) Dispositions of obsolete or worn out property or property no longer used or useful in the disposing party’s business, in each case, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions permitted by Section 7.04 or Section 7.06 or constituting Investments permitted under Section 7.03;

(e) Dispositions of accounts receivables to a third party in connection with the compromise, settlement or collection thereof in the ordinary course of business exclusive of factoring or similar arrangements so long as (i) the account debtor with respect thereto has instituted or consented to the institution of any proceeding under any Debtor Relief Law and (ii) all such Dispositions do not exceed $500,000 in the aggregate in any fiscal year;

(f) other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.14, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $500,000; and

(g) any Involuntary Disposition not reasonably expected to result in a Material Adverse Effect.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or, solely in the case of Subsidiaries issue or sell any Equity Interests or accept any capital contributions, except that, so long as with respect to each of clauses (a)(ii) through (e) below, no Default or Event of Default has occurred and is continuing at the time of any action described therein or would result therefrom:

(a) (i) any wholly owned Subsidiary may make Restricted Payments to the Borrower or any other Loan Party or to any other wholly owned Subsidiary that wholly owns such Subsidiary and (ii) subject to the satisfaction of the Restricted Payments Conditions at the time of the making thereof, any Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person;

(c) any Subsidiary may issue or sell any Qualified Equity Interest to the Borrower or Subsidiary if any related or resulting Investment would otherwise be permitted under Section 7.03;

(d) the Borrower may issue Qualified Equity interests; and

(e) subject to the satisfaction of the Restricted Payments Conditions at the time of the making thereof, the Borrower may make any other Restricted Payments.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital among other Loan Parties, (b) transfers of cash and assets among Loan Parties or any cash and assets from any Subsidiary that is not a Loan Party to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursements of expenses, and indemnifications of officers and directors, (e) other transactions among Loan Parties, (f) transactions among Foreign Obligors, (g) transactions among Subsidiaries that are not Loan Parties, (i) employment, service, and severance agreements with officers and directors in the ordinary course of business and (j) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, provided, that no Foreign Obligor will engage in any transactions that would violate any capital maintenance requirement under applicable law or limit in any way the enforcement or amount of its Guaranty.

7.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of (i) any such Person to act as a Loan Party (to the extent required by the Loan Documents); (ii) any Subsidiary to make Restricted Payments to any Loan Party, (iii) any Subsidiary to pay any Indebtedness or other obligation owed to any Loan Party, (iv) any Subsidiary to make loans or advances to any Loan Party, or (v) any Loan Party to create in favor of the Lender or any of the other Secured Parties any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (x) encumbrances or restrictions under or by reason of applicable law, (y) non-assignment provisions or other restrictions on transfer existing under lease, license or other contract, and (z) in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations.

7.10 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Commencing with the Measurement Period ending with the Fiscal Quarter ending April 30, 2024, permit the Consolidated Leverage Ratio as of the end of any Measurement Period to be greater than the Consolidated Leverage Ratio set forth next to the relevant Measurement Period in the table below:

Measurement Periods	Consolidated Leverage Ratio
Ending on April 30, 2024, July 31, 2024, and October 31, 2024	3.50 to 1.00
Ending on January 31, 2025 ~~and~~, April 30, 2025, and July 31, 2025	~~3.25~~4.75 to 1.00
Ending on October 31, 2025	4.25 to 1.00
Ending on January 31, 2026	3.25 to 1.00
Ending on ~~July 31, 2025~~April 30, 2026 and thereafter	3.00 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Commencing with the Measurement Period ending with the Fiscal Quarter ending January 31, ~~2021~~2026, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period to be less than 1.25 to 1.00.

(c) Consolidated Interim Fixed Charge Coverage Ratio. Commencing with the Interim Measurement Period ending with the Fiscal Quarter ending April 30, 2025 through the Interim

Measurement Period ending with the Fiscal Quarter ending October 31, 2025, permit the Consolidated Interim Fixed Charge Coverage Ratio (i) as of the end of the Interim Measurement Period ending April 30, 2025 to be less than 1.05 to 1.00, (ii) as of the end of the Interim Measurement Period ending July 31, 2025 to be less than 1.05 to 1.00, and (iii) as of the end of the Interim Measurement Period ending October 31, 2025 to be less than 1.10 to 1.00.

7.12 [Reserved.]

7.13 Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents if such amendment would be materially adverse to the interests of the Lender;

(b) change its fiscal year;

(c) without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of formation, form of organization or principal place of business; or

(d) make any material change in accounting policies or reporting practices, except as required by GAAP.

7.14 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction.

7.15 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy any Subordinated Debt prior to the scheduled maturity thereof in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Debt.

7.16 Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.17 Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.18 AstroNova Aerospace, Inc.

The Loan Parties shall not permit AstroNova Aerospace, Inc. to incur any liabilities or hold any assets other than de minimis assets and liabilities pending dissolution.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fail to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in (x) any of Section 6.01, 6.02, 6.03, 6.05(a), 6.08, 6.10, 6.11, Article VII or Article IX; or (y) after giving effect to any grace or cure period therein, the Security Agreement; or (ii) any “Event of Default” under and as defined in the Mortgage occurs; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect to the extent qualified by materiality) when made or deemed made, or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (subject to any exceptions or other terms set forth in the Collateral Documents), or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Commitments of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets.

ARTICLE IX

CONTINUING GUARANTY

9.01 Guaranty.

(a) Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower or any other Subsidiary to the Secured Parties, arising hereunder or under any other Loan Document, any Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, (b) the liability of each Guarantor, which is a Domestic Subsidiary, individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law, in each case to the extent applicable, and (c) the liability of each Guarantor which is a Foreign Subsidiary incorporated in Denmark, shall be limited to the amount equivalent to the higher of the Equity (as defined below) (x) on the date of this Agreement (or, if later, the date such entity accedes to this Agreement) and (y) at the time(s) that a payment of a Guaranteed Obligation is requested from it. Notwithstanding anything set out to the contrary in this Agreement, the obligations of each Guarantor which is a Foreign Subsidiary under this Agreement and the other Loan Documents to which it is a party shall be limited if and to the extent required to comply with Danish statutory provisions including, without limitation, Section 206(1) (as modified by Section 206(2)) of Consolidated Act No. 763 of 23 July 2019 on public and private limited liability companies as amended and supplemented from time to time (the Danish Companies Act) and (ii) Section 210(1) (as modified by Section 210(2) and Sections 211 and 212 of the Danish Companies Act).

For the purposes of this Section 9.01(a) “Equity” shall be the equity of the relevant Foreign Subsidiary calculated in accordance with its generally accepted accounting principles, however:

(i) adjusted upwards if and to the extent any book value is less than the market value by adding an amount equal to such difference; and

(ii) adjusted by adding back obligations (in the amounts outstanding at the time when a claim for payment is made) of such Foreign Subsidiary (and its direct or indirect Subsidiaries) in respect of any intercompany loan owing by it (or its direct or indirect Subsidiaries) to a Borrower and originally borrowed by that Borrower under this Agreement and on-lent (directly or indirectly) by that Borrower to such Foreign Subsidiary (or its direct or indirect Subsidiaries), including, for the avoidance of doubt, in respect of ANI ApS any amount outstanding under the Existing Danish Term Loan prior to the date of this Agreement which has been refinanced hereunder.

(b) General. The Lender’s books and records showing the amount of the Obligations, the Guaranteed Obligations and the Secured Obligations and shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount thereof. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02 Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03 Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

9.04 Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party.

9.05 Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of the Guarantors with respect to all Secured Obligations and other Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of any of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or either of the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

9.08 Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of either of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09 Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provided such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10 Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

9.11 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, this Agreement may be amended as provided in Section 2.02(f) or 3.03(d), as applicable, to make conforming changes.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. The Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties, jointly and severally with respect to all Secured Obligations and all Loan Parties and their Subsidiaries shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06 Successors and Assigns.

This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees (including, without limitation, successors and assigns by way of Division). Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent. Subject to the conditions set forth herein (including the requirements to maintain a Register or Participant Register, as applicable, as set forth in Section 2.14), the Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees, provided, that, the prior written consent of the Borrower shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment or participation or (ii) such assignment or participation is to an Affiliate of the Lender or an Approved Fund, provided further that, the Borrower shall be deemed to have consented to any such assignment or participation unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower (subject to the terms of the Loan Documents).

10.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section,

“Information” means all non-public information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority pursuant to any applicable Law without any notification to any Person.

(b) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing any such press release or other similar public disclosure.

(c) Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08 Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Foreign Loan Party against any and all of the obligations of the Borrower or such Foreign Obligor now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Foreign Obligor may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO (OTHER THAN ANY FOREIGN OBLIGOR) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) SERVICE OF PROCESS FOR FOREIGN OBLIGORS. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH FOREIGN OBLIGOR: (i) IRREVOCABLY APPOINTS THE BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LOAN DOCUMENT, WITH SUCH SERVICE OR PROCESS ON SUCH AGENT TO BE IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02, AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE DANISH BORROWER AND ANY FOREIGN OBLIGOR OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. THE BORROWER AND EACH FOREIGN OBLIGOR EXPRESSLY AGREES AND CONSENTS TO THE PROVISIONS OF THIS SECTION 10.13(e).

10.14 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt as otherwise permitted hereunder; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17 Electronic Execution; Communications.

This Agreement, any other Loan Document, and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party and the Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 10.17 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Lender’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Lender, Electronic Signature shall be promptly followed by a manually executed counterpart.

The Lender shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other Communication (including, for the avoidance of doubt, in connection with the Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of Loan Party hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document, and/or any other Communication based solely on the lack of paper original copies of this Agreement, such other Loan Document, and/or such other Communication, and (b) waives any claim against the Lender and each Related Party for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act. The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law)

10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties thereto, the Borrower and the Lender each acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(b) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(c) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[SIGNATURE PAGES INTENTIONALLY OMITTED]

EXHIBIT A

[Form of]

Compliance Certificate

Financial Statement Date: [    ,    ]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:

Amended and Restated Credit Agreement, dated as of July 30, 2020, by and among ASTRONOVA, INC., a Rhode Island corporation (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Amended and Restated Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Amended and Restated Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies (on behalf of the Borrower and not in the undersigned Responsible Officer’s individual capacity) as of the date hereof that [he/she] is the [       ] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered [(i)] the year-end audited Consolidated financial statements required by Section 6.01(a) of the Amended and Restated Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section [and (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations and cash flows for such fiscal year required by such section. Such consolidating statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries].1

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited Consolidated [and consolidating] financial statements required by Section 6.01(b) of the Amended and Restated Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present, as applicable, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes[, and such consolidating financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries].2

[1]	Insert bracketed language if Lender has requested consolidating financial statements pursuant to Section 6.01(a) of the Amended and Restated Credit Agreement.
[2]	Insert bracketed language if Lender has requested consolidating financial statements pursuant to Section 6.01(b) of the Amended and Restated Credit Agreement.

[Use following paragraph 1 for fiscal month-end financial statements]

1. The Borrower has delivered the unaudited Consolidated [and consolidating] financial statements required by Section 6.01(c) of the Amended and Restated Credit Agreement for the fiscal month of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes[, and such consolidating financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries].3

2. The undersigned has reviewed and is familiar with the terms of the Amended and Restated Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained in Section 5.05(a) and (b) of the Amended and Restated Credit Agreement are (i) to the extent such representations and warranties contain a materiality qualification, true and correct on and as of the date hereof and (ii) with respect to such representations and warranties therein that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in such subsections (a) and (b) of Section 5.05 of the Amended and Restated Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Amended and Restated Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

6. [There have been no changes to the status of Immaterial Subsidiaries since the date of the most recently delivered Compliance Certificate, and there are no new Immaterial Subsidiaries as of the date hereof.] or [The following is an updated list of Immaterial Subsidiaries as of the date hereof, including a summary of changes thereto:]

[3]	Insert bracketed language if Lender has requested consolidating financial statements pursuant to Section 6.01(c) of the Amended and Restated Credit Agreement.

7. Attached hereto as Schedule 1.01(c) are updates to the Borrower’s and its Subsidiaries’ Fiscal Quarter end dates.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ASTRONOVA, INC.,
a Rhode Island corporation

By:

Name:

Title:

Schedule A to the Compliance Certificate

I. CONSOLIDATED LEVERAGE RATIO EXHIBIT

This calculation covers the Measurement Period from     , 20  through     , 20

1.		Consolidated Funded Indebtedness[4]
	a)	Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Amended and Restated Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:		$
	b)	All purchase money Indebtedness:		$
	c)	The maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:		$
	d)	All obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) except with respect to any amount thereof that has become fixed, due and payable and remains unpaid, the MTEX Deferred Purchase Price and Earnouts):		$
	e)	All Attributable Indebtedness:		$
	f)	All obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:		$
	g)	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary:		$
	h)	all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:		$
		EQUALS Consolidated Funded Indebtedness	1(A)	$

2.		Consolidated EBITDA:
		Consolidated Net Income:		$

[4]

Consolidated Funded Indebtedness shall not include Indebtedness permitted by Section 7.02(g) of the Amended and Restated Credit Agreement unless and until such Indebtedness is confirmed to be unforgivable pursuant to the terms of the Paycheck Protection Program.

+	Consolidated Interest Charges:		$
+	Provision for income taxes payable:		$
+	Depreciation and amortization expense:		$
+	Non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods):		$
+	in connection with any Permitted Acquisition, all reasonable transaction fees, costs, charges and expenses incurred before or within 120 days following the consummation of such acquisition in the aggregate amount not to exceed $1,000,000 per four Fiscal Quarter period:		$
+	all reasonable transaction fees, costs, charges and expenses (including reimbursements of expenses incurred by the Lender) incurred in connection with the Third Amendment or any other amendment, waiver or other modification of the Amended and Restated Credit Agreement or any other Loan Document:		$
+	Cash losses, expenses and charges incurred in connection with restructuring activities in any amount not to exceed $2,000,000 during the Fiscal Year ending January 31, 2026 as approved by the Lender in its sole discretion:		$
-	Non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):		$
EQUALS Consolidated EBITDA		2(B)	$

Consolidated Funded Indebtedness to Consolidated EBITDA Ratio = 1(A) ÷ 2(B):				to 1.00

Required ratio is not greater than:				[3.50][5][4.75][6]
[4.25][7][3.25][8]
[3.00][9] to 1.00

[5]	For Measurement Periods ending April 30, 2024, July 31, 2024 and October 31, 2024.
[6]	For Measurement Periods ending January 31, 2025, April 30, 2025 and July 31, 2025.
[7]	For Measurement Period ending October 31, 2025.
[8]	For Measurement Period ending January 31, 2026.
[9]	For Measurement Period ending April 30, 2026 and any Measurement Period thereafter.

II. CONSOLIDATED FIXED CHARGE COVERAGE RATIO EXHIBIT

This calculation covers the Measurement Period from     , 20  through     , 20 10

Consolidated Fixed Charge Coverage Ratio

1.	Consolidated EBITDA (from Line I(2)(B) above):

	-	Non-financed cash Consolidated Capital Expenditures minus the lesser of (A) $2,500,000 and (B) Capital Expenditures of the Borrower and its Subsidiaries incurred in connection with the implementation of new enterprise resource planning software and systems:		$

	-	Restricted Payments by the Borrower or any Subsidiary paid in cash (other than any Restricted Payment made pursuant to Section 7.06(a)(i) of the Amended and Restated Credit Agreement):		$

	-	federal, state, local and foreign income taxes paid in cash:		$

	-	Royalty Payments:		$

	=	Cash Available to Cover Fixed Charges	1(A)	$

2.	Fixed Charges:

		Consolidated Interest Charges paid in cash:		$

	+	The aggregate principal amount of all redemptions or similar acquisitions for value or outstanding Consolidated Funded Indebtedness or regularly scheduled principal payments on Consolidated Funded Indebtedness, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Amended and Restated Credit Agreement, in each case, of or by the Borrower and its Subsidiaries:		$

	=	Total Fixed Charges	2(B)	$

Consolidated Fixed Charge Coverage Ratio = 1(A) ÷ 2(B)					to 1.00

Required ratio is:					1.25 to 1.00

[10]	Consolidated Fixed Charge Coverage Ratio tested for Measurement Periods commencing with Measurement Period ending January 31, 2026.

III. CONSOLIDATED INTERIM FIXED CHARGE COVERAGE RATIO EXHIBIT

This calculation covers the Interim Measurement Period from     , 20  through     , 20 11

Consolidated Interim Fixed Charge Coverage Ratio

1.	Consolidated EBITDA (from Line I(2)(B) above):

	-	Non-financed cash Consolidated Capital Expenditures minus the lesser of (A) $2,500,000 and (B) Capital Expenditures of the Borrower and its Subsidiaries incurred in connection with the implementation of new enterprise resource planning software and systems:		$

	-	Restricted Payments by the Borrower or any Subsidiary paid in cash (other than any Restricted Payment made pursuant to Section 7.06(a)(i) of the Amended and Restated Credit Agreement):		$

	-	federal, state, local and foreign income taxes paid in cash:		$

	-	Royalty Payments:		$

	=	Cash Available to Cover Fixed Charges	1(A)	$

2.	Fixed Charges:

		Consolidated Interest Charges paid in cash:		$

+

The aggregate principal amount of all redemptions or similar acquisitions for value or outstanding Consolidated Funded Indebtedness or regularly scheduled principal payments on Consolidated Funded Indebtedness, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Amended and Restated Credit Agreement, in each case, of or by the Borrower and its Subsidiaries:

$

	=	Total Fixed Charges	2(B)	$

Consolidated Interim Fixed Charge Coverage Ratio = 1(A) ÷ 2(B)					to 1.00

Required ratio is not less than:					[1.05][12][1.10][13] to 1.00

[11]

Consolidated Interim Fixed Charge Coverage Ratio tested for Interim Measurement Periods commencing with Interim Measurement Period ending April 30, 2025 through Interim Measurement Period ending October 31, 2025.

[12]	For Interim Measurement Periods ending April 30, 2025 and July 31, 2025.
[13]	For Interim Measurement Period ending October 31, 2025.